Exhibit 10.1

RESIGNATION/RETIREMENT AGREEMENT AND RELEASE
BETWEEN
STEPHEN WOODCOCK, AN INDIVIDUAL
AND
CALLON PETROLEUM COMPANY, AN EMPLOYER

This Agreement (“Agreement”) is entered into between Stephen F. Woodcock (“Mr. Woodcock”) and CALLON Petroleum Company (“CALLON” or “Employer”), an employer.
Whereas Mr. Woodcock desires to retire from his career with CALLON; and
Whereas CALLON desires to accept Mr. Woodcock's notice of resignation/retirement and provide Mr. Woodcock with certain benefits regarding the conclusion of his career with CALLON; and
In Consideration of the mutual promises set forth below, the parties agree:
Resignation and Payment.
Pursuant to Mr. Woodcock's notice of resignation/retirement, Mr. Woodcock's employment with CALLON will end effective September 7, 2012 (the “Separation Date”). In exchange for Mr. Woodcock's notice of resignation/retirement and this Release, CALLON shall pay Mr. Woodcock $ 410,300 (which includes $38,500 for accrued vacation) minus lawful withholdings (the “Payment”); to be paid within fourteen (14) calendar days after this Agreement becomes effective as explained below. Mr. Woodcock understands that the Payment is in addition to anything of value to which he is already entitled. The payment is contingent and without limitation upon his current and continuing compliance with the provisions of this Agreement
Health Insurance.
Callon agrees to continue health and dental insurance coverage for Woodcock and his eligible dependents under Callon's group health insurance plan as it may be amended from time to time until the earlier of the date Woodcock becomes eligible for Medicare benefits or the date Woodcock obtains new coverage as a result of any future employment, and to pay Woodcock and his eligible dependents' portion of the premium while such coverage is continued. When requested by Woodcock, Callon will provide any necessary evidence of continuation coverage.

Restricted Stock Awards.
All unvested restricted stock awards, restricted unit cash awards and phantom unit awards made to Mr. Woodcock under the Company's Long-Term Incentive Plan shall vest fourteen (14) calendar days after this Release becomes effective.
Company Vehicle.
Mr. Woodcock shall have the option for fourteen (14) days following the date of this Agreement, to purchase or not purchase the Company car he is currently driving, a 2008 Lexus CS 430 for twenty-four thousand two hundred eighty dollars ($24,280.00), which represents approximately the Kelley Blue Book value.
Mr. Woodcock's Release.
Mr. Woodcock, on behalf of himself, his heirs, executors, successors, and assigns, unconditionally releases and forever discharges CALLON and all affiliated organizations including their present and former agents, employees, managers and all other individuals affiliated with them acting by, through or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, demands, causes of action and damages which Mr. Woodcock now has or may in the future have, arising from or relating to any matter that happened, developed or occurred before Mr. Woodcock signed this Agreement. This includes, but is not limited to, any and all disputes or matters arising from or relating to Mr. Woodcock's employment with CALLON or Mr. Woodcock's other relationships and dealings with CALLON. The specific legal rights being waived include, but are not limited to, all those arising out of federal, state or local law or common law including, but not limited to, the Age Discrimination in Employment Act and all common law claims and damages claims as well as litigation costs, expenses and attorneys' fees. This complete Release shall be given the broadest possible lawful interpretation so as to accomplish the parties' goal of complete resolution of all possible disputes between them.
Company Release.

CALLON unconditionally releases Mr. Woodcock and his heirs, executors, successors, and assigns from all claims and liabilities including damages, costs and attorneys' fees whether known or unknown and whether arising in contract or tort which CALLON has, had, or may have had against Mr. Woodcock to the date Mr. Woodcock executes this Agreement.

No Admission of Liability.

Mr. Woodcock and CALLON understand that this Agreement shall not be construed as an admission by anyone of any unlawful or wrongful acts against anyone.

Non-Disparagement.

Mr. Woodcock agrees not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks of any kind or nature whatsoever concerning or related to CALLON or any of the Released Parties.

Confidentiality of Release and Company Information.

Mr. Woodcock agrees to keep this Agreement's terms including any amount of payment completely confidential, except as required to communicate to his attorney, spouse, financial and/or tax advisor or as otherwise required by law. Mr. Woodcock agrees to continue to abide by CALLON's confidentiality policies and this Agreement's confidentiality provisions.

Agreement to Return Company Property/Documents.

Mr. Woodcock agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents, or other materials whether or not embodying or recording any Confidential Information as defined in the CALLON's policies, including copies, without advance written consent by a CALLON representative; and (ii) he will promptly return to CALLON all Confidential Information and documents in whatever form such information may exist that have been in his possession. Mr. Woodcock agrees that no later than five (5) days after the date he executes this Agreement, he will return to CALLON all Company property, unless specifically agreed with an officer of CALLON, including data or other information prepared by CALLON or by him on CALLON's behalf.

Cooperation.

Mr. Woodcock agrees to cooperate with CALLON without limitation in connection with any matter in which CALLON requests his cooperation. Mr. Woodcock shall make himself reasonably available to meet and fully cooperate with CALLON or its representatives and provide to CALLON whatever it may request subject to CALLON, to the extent permitted by law, reasonably compensating Mr. Woodcock for his time and out-of-pocket expenses in responding to CALLON's request for cooperation.

Non-Competition.

Mr. Woodcock agrees that for a period of one (1) year following the Separation Date, he will not, directly or indirectly, either individually or as an owner, principal, partner, agent, representative, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner except on behalf of CALLON, engage or participate in, or contribute his knowledge to, any oil and gas exploration and production company that has an office or operations within one hundred (100) miles of Houston, Texas or Natchez, Mississippi, or any of such company's parents, predecessors, successors, subsidiaries, divisions, affiliates, related companies, or organizations.

Mr. Woodcock agrees that the above provision is reasonable and that any court should enforce such provision to the fullest extent permitted by law.

Consideration and Revocation Period.

Mr. Woodcock acknowledges that he has been given a period of at least fourteen (14) days within which to consider whether to execute this Agreement during which time Mr. Woodcock was advised by CALLON of his opportunity to consult an attorney or representative of his own choosing. For a period of seven (7) days after signing this Agreement, Mr. Woodcock may revoke it and this Agreement shall not become effective or enforceable until such revocation period has passed.

Notices. Any notice or other communication required, or desired to be given under this Agreement must be in writing and delivered to the parties as follows:

If to Mr. Woodcock:        34 Cemetery Rd.
Natchez, MS 39120

If to CALLON:         Diana Glaze
Human Resources Manager
P.O. Box 1287
Natchez, MS 39121
Fax: (601) 442-1410

Third-Parties Bound. All parties intend this Agreement shall bind their successors, assigns, creditors and trustees.

Severability. Mr. Woodcock and CALLON agree that should a court declare or determine that any provision of this Agreement is illegal or invalid, the validity of the remainder will not be affected and any illegal or invalid part will not be deemed to be a part of this Agreement.

Responsibility for Taxes: Mr. Woodcock acknowledges that CALLON has made no representations regarding how the amount of consideration provided for in this Agreement should be treated for tax purposes. Mr. Woodcock understands that he is responsible for obtaining appropriate tax advice and that he is responsible for the payment of all taxes. Mr. Woodcock agrees to indemnify and hold harmless CALLON for any tax liability resulting from any payment made by CALLON.

Assignment. CALLON may assign the rights in this Agreement to a successor or affiliated organization. Mr. Woodcock may not assign this Agreement without CALLON's written consent.

Controlling Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi. In the event of any dispute between the parties, Mr. Woodcock and CALLON agree that any disputes must be submitted to a state or federal court having jurisdiction over such disputes in Adams County, Mississippi. The Parties agree that such courts are the exclusive forum for any disputes between them.

Entire Agreement. The Parties agree that this Agreement represents their entire Agreement and this Agreement cancels and supersedes any and all previous written or oral agreements, representations, assumptions or understandings between them. Mr. Woodcock acknowledges that certain provisions of this Agreement impose continuing obligations upon him.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS RESIGNATION AGREEMENT AND RELEASE AND AGREE AND CONSENT TO ALL OF ITS TERMS AND CONDITIONS.

STEPHEN F. WOODCOCK	CALLON PETROLEUM COMPANY

/s/ Stephen F. Woodcock	/s/ B.F. Weatherly
Signed	Signed

Stephen F. Woodcock	B.F. Weatherly, EVP
Printed Name	Name/Title

9/7/2012	9/7/2012
Date	Date